LOVELACE, ROBY & COMPANY, P.A.
Certified Public Accountants & Management Consultants
Commerce Plaza, Suite 400
1201 South Orlando Avenue
Winter Park, Florida 32789-7192

February 13, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K, dated February 10, 1997, of NewCare Health Corporation and are in agreement with the statements contained in Paragraphs
(a), (b), (d) and (f) on Page 2 therein. With regard to Paragraph (d), we have not been engaged to audit and have not audited any periods subsequent to December 31, 1995. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                    Very truly yours,

                                    /s/ Lovelace, Roby & Company, P.A.
                                    Lovelace, Roby & Company, P.A.